Exhibit 10.3

May 4, 2015

BY HAND

Edward P. Jordan

Re:                             Notice of Termination

Dear Ed:

This letter confirms the ending of your employment with AMAG Pharmaceuticals, Inc. (the “Company”).

You and the Company entered into the Employment Agreement dated February 24, 2014 (“Employment Agreement”). To the extent that a term is not defined herein, the capitalized terms shall have the same meaning as in the Employment Agreement. Pursuant to Section 4(d) of the Employment Agreement the Company may elect to terminate your employment other than for Cause (as that term is defined in the Employment Agreement) upon thirty (30) days prior written notice to you.  This letter serves as that written notice.  Accordingly, you are hereby notified that your employment is being terminated effective June 3, 2015 (the “Date of Termination”).

The time period between today’s date and the Date of Termination shall be considered the “Notice Period”.  During the Notice Period, unless otherwise directed by the Company, you will perform services for the Company as requested by the Company.   It is expected that you will perform these services from your home office unless otherwise directed.  To the extent that you wish to use a portion of your accrued but unused vacation time during the Notice Period, please let me know.

Pursuant to Section 5(b) of the Employment Agreement you are entitled to certain severance pay and benefits (“Severance Benefits”) in connection with the termination of your employment other than for Cause, provided you (i) comply fully with all of your obligations under all agreements between the Company and you, and (ii) execute and deliver to the Company within 60 days of the Date of Termination, and do not revoke, a general release, releasing and waiving any and all claims that you have or may have against the Company, its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of the Company set forth in the Employment Agreement which specifically survives the termination of your employment) (the “Release”).  The Release is being provided to you along with this notice.  Accordingly, if you enter into the Release and comply with the continuing obligations, including without limitation, the Nonsolicitation Covenant, Non-Competition, and Injunctive Relief provisions set forth in Section 6 of the Employment Agreement and the Non-Disclosure, Non-Competition, Non-Solicitation, and Invention Assignment Agreement you and the Company entered into effective as of February 24, 2014 (collectively the “Restrictive Covenants”), all of which continue to be in full force and effect, the Company will provide you with the following Severance Benefits: (i) twelve (12) months of severance pay based on your current Base Salary; and (ii) vesting of all time-based stock options and other time-based equity awards you hold in which you would have vested if you had been employed for an additional twelve (12) months following the Date of Termination, which shall become exercisable or no forfeitable on the later of (i) June 4, 2015 or (ii) the date that the Release may no longer be revoked.  The foregoing severance pay shall be paid in equal installments over the twelve (12) month severance period in accordance with the Company’s usual payroll schedule, commencing on the date that the Release may no longer be revoked.

For the avoidance of doubt, consistent with Section 5(a) of the Employment Agreement, regardless of whether you sign the Release and/or receive Severance Benefits, the Company shall pay you for the following items that were earned and accrued but unpaid as of the Date of Termination: (i) your Base Salary; (ii) a cash payment for all accrued, unused vacation calculated at your current Base Salary rate; and (iii) reimbursement for any unpaid business expenses.  For the avoidance of doubt, you are not entitled to any bonus compensation or to any additional Moving Expenses or other relocation assistance under Section 3(g) of the Employment Agreement or otherwise.  The Company shall provide you with the right to continue group medical and dental insurance coverage after the Date of Termination under the law known as “COBRA”.  (The terms for that opportunity will be set forth in a separate written notice.)

Although not contemplated in the Employment Agreement, as an additional benefit, if you satisfy each of the Severance Conditions (as defined in the Release), the Company will pay a portion of your COBRA premiums in an amount equal to what it would have paid towards health insurance premiums for an active employee with similar coverage until the earlier of: (i) twelve months following the Date of Termination, and (ii) the date you become reemployed and eligible for alternative health insurance. Your eligibility to participate in any other employee benefit plans and programs of the Company will cease on the Date of Termination in accordance with the applicable benefit plan or program terms and practices.  The Company will also pay for your participation in the Challenger Executive Advisor Program (“Outplacement Services”).  Information about the Outplacement Services will be provided to you under separate cover. Finally, and also contingent on your satisfaction of each of the Severance Conditions, the Company will provide you with a one time lump of payment of $35,000, less witholdings, in leiu of any payments, reimbursements, or benefits of any kind or nature in connection with your location or relocation of your personal residence in connection with your employment at the Company.

Also regardless of whether you enter to the Release and/or receive Severance Benefits, you are obligated to comply with the continuing obligations set forth in the Employment Agreement, including the Restrictive Covenants.

We look forward to working with you in a cooperative and productive manner during the time of transition.   Please let me know if you have any questions.

Sincerely,

/s/ Elizabeth S. Bolgiano
Elizabeth S. Bolgiano
Senior Vice President, Human Resources

Acknowledged and Agreed:

/s/ Edward P. Jordan
Edward P. Jordan